Exhibit 10.5

INTERNATIONAL FLAVORS & FRAGRANCES INC.
NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNITS (“RSU”) AWARD AGREEMENT
(the “RSU AWARD AGREEMENT”)

Participant: [Name]

This RSU Award Agreement, dated as of [X, 20XX] (the “Grant Date”), is made by and between International Flavors & Fragrances Inc., a New York Corporation, including its affiliates (the “Company”) and [NAME OF PARTICIPANT] (the “Participant”) under the International Flavors & Fragrances Inc. 2021 Stock Award and Incentive Plan, as it may be amended from time to time (the “Plan”). Pursuant to Section 7 of the Plan, Participant has been granted an RSU Award, as described below (the “RSU Award”) subject to the Participant’s acceptance of the attached RSU Terms and Conditions and the Plan, both of which are made a part hereof and are incorporated herein by reference.

RSU Award Information
Grant Date	RSU Award Value on Grant Date ($US)	Number of RSUs Granted	Closing Price of a Share of Common Stock on Grant Date ($US)	Vesting Date	Settlement of RSU Award
[DATE]	[$___]	[________]	[$__.__]	[DATE]	Awards are settled by delivery of one share of Common Stock for each RSU being settled
BY ELECTRONICALLY ACCEPTING THIS RSU AWARD, PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THE PLAN, THIS RSU AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS AND RELATED ADDENDUM. THE PARTICIPANT HAS REVIEWED THE PLAN, THE RSU AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE RSU AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN, THIS RSU AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS. THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR PARTICIPANT'S COUNTRY OF RESIDENCE. PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE ARISING UNDER THE PLAN, THE RSU AWARD AGREEMENT OR THE RSU TERMS AND CONDITIONS.
[ ] I ACCEPT

INTERNATIONAL FLAVORS & FRAGRANCES INC.
NON-EMPLOYEE DIRECTOR
RSU AWARD AGREEMENT
TERMS AND CONDITIONS (the “RSU TERMS AND CONDITIONS”)
These RSU Terms and Conditions, including the relevant addendum, are a part of each International Flavors & Fragrances Inc. (the “Company”) RSU Award Agreement made under the Plan, which is hereby incorporated by reference.
Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. In the event of any conflict between the provisions of these RSU Terms and Conditions and the Plan, the provisions of the RSU Award Agreement, including the RSU Terms and Conditions, shall govern.
1.Amount of RSU Award. As of the Grant Date, the Participant shall be eligible to receive an RSU Award in the number of RSUs specified on the first page of the RSU Award Agreement. The RSU Award provides Participant with a contractual right to receive one share of Common Stock for each RSU being settled upon vesting.
2.Eligibility for Award. A Participant’s eligibility for an RSU Award shall be at the discretion of the Committee as authorized in Section 5 of the Plan. The grant of an RSU Award is a one-time benefit and does not create any contractual or other right to receive any future RSU Award.
3.Vesting and Account. Except as provided in Section 6 herein, the RSU Award will vest on the date set forth on the first page of the RSU Award Agreement if not previously forfeited, and is 0% vested before expiration of this period (the date on which the RSU Award vests, the “Vesting Date”). Prior to the Vesting Date, the Company or its designated agent shall maintain a bookkeeping account reflecting the number of RSUs credited to a Participant’s account.
4.Settlement of the Award. Upon vesting as provided in Section 3 or Section 6 herein, the RSU Award will be settled by delivery of one share of Common Stock for each RSU being settled. Such settlement shall occur within thirty (30) days following the Vesting Date.
5.Voting Rights and Dividends. RSUs do not provide voting or dividend rights until fully vested and no dividends or dividend equivalents will be paid or credited on any unvested RSUs.
6.Termination. A Participant’s rights under the RSU Award following termination as a director shall be determined in accordance with the following provisions:
a.Resignation or Removal. If a Participant resigns or is removed with cause as set forth in the Company’s By-Laws then all unvested RSUs will be immediately forfeited.
b.Other Termination. If a Participant terminates service due to death, Disability or Retirement, then all outstanding unvested RSUs will become immediately vested and will be settled in accordance with Section 4. “Retirement” shall mean Participant not standing for re-election, Participant not being re-elected by the Company’s shareholders or as determined by the Committee in its sole discretion.
7.Change in Control. In the event the Company undergoes a “Change in Control” (as defined in the Plan) following the Grant Date, RSU Awards shall be treated as provided for in Section 11 of the Plan. For the avoidance of doubt, the Company’s combination with DuPont de Nemours, Inc.’s Nutrition & Biosciences business will not be considered a Change in Control for purposes of this agreement, or the ESP, with respect to the awards granted hereunder. For the avoidance of doubt, such RSU Awards shall be settled within thirty (30) days following the earlier of (i) the Vesting Date or (ii) the date they become free of all restrictions, limitations and conditions and become fully vested as provided in Section 11 of the Plan.
8.Clawback and Recoupment Provisions. Notwithstanding anything herein to the contrary, any RSU Award made or payable shall be subject to the clawback, recoupment and forfeiture provisions of Section 32 of the Plan. By acknowledging the RSU Award Agreement, the Participant acknowledges that any and all RSU Awards previously granted to the Participant prior to the Grant Date, and any other cash or shares of Common Stock provided to the Participant following the Grant Date and under the RSU Award or otherwise under the Plan, are subject to the provisions of Section 32 of the Plan.
9.Limits on Transfers of Awards. Except as provided by the Committee, no RSU Award and no right under any RSU Award, shall be assignable, alienable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution in accordance with Section 23 of the Plan.
10.Administration.
a.Administration. The Board has delegated administrative authority to the Committee and the RSU Awards shall be administered by the Committee.
b.Powers and Duties. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of an RSU Award and may adopt, amend or revoke any rule or regulation established for the proper administration of an RSU Award. The Committee shall have the ability to modify the RSU Award provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law or regulations in jurisdictions in which Participants will receive RSU Awards. The Committee or its designee, if applicable, will oversee RSU Award calculations. All interpretations, decisions, or determinations made by the Committee or its designee, if applicable, pursuant to an RSU Award shall be final and conclusive.
11.Amendment; Termination of the RSU Award. The Committee has the right to revise, modify, or terminate an RSU Award in whole or in part at any time or for any reason, and the right to modify any RSU Award amount in accordance with Section 31 of the Plan.
12.Tax Liability and Withholding. The Participant shall be responsible for any tax liability that may arise as a result of the payments contemplated by an RSU Award or these RSU Terms and Conditions in accordance with Section 20 of the Plan. The Participant acknowledges the Company is authorized to withhold taxes due, or potentially payable in connection with any payment of an RSU Award in accordance with Section 20 of the Plan. Further, the Participant agrees to any deduction or set off by the Company as provided under Section 26 of the Plan.
13.Severability; Survival of Terms. Should any provision of an RSU Award or these RSU Terms and Conditions be held by a court of competent jurisdiction to be unenforceable, such holding shall not affect the validity of the remainder of the RSU Award or these RSU Terms and Conditions. These RSU Terms and Conditions shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
14.Entire Agreement; Dispute Resolution. These RSU Terms and Conditions and all addendums hereto, the RSU Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

15.Non U.S. Residents. Rights and restrictions for Participants residing in foreign countries may differ and shall be based on applicable foreign law and will be governed by Section 33 of the Plan.
16.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to an RSU Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.Governing Law. These RSU Terms and Conditions and the RSU Award Agreement shall be governed by and construed according to the laws of the State of New York and the United States without regard to principles of conflict of law.
18.Consent for Data Transfer. By accepting this RSU Award Agreement, the Participant voluntarily acknowledges and consents to the collection, use processing and transfer of personal data as described herein, including for the purpose of managing and administering the Plan, certain personal information, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, and details of all options or any other entitlement to shares of Common Stock or other equity of the Company awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor (“Data”). The Company and/or its affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Plan and may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock or equity on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to participate in the Plan.
19.Addendum. Notwithstanding any provision in these RSU Terms and Conditions to the contrary, the RSUs shall be subject to any special terms and conditions for Participant’s country of residence set forth in an addendum to these RSU Terms and Conditions (an “Addendum”). Further, if Participant transfers Participant’s residence to another country, at the time of transfer, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). Any applicable Addendum shall constitute part of these RSU Terms and Conditions.
20.Private Placement. The grant of RSUs to Participants outside of the United States is not intended to be a public offering of securities in Participant’s country of residence (and country of Employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law) outside of the United States, and the grant of the RSUs is not subject to the supervision of the local securities authorities outside of the United States.

21.Notices. Any notice required or permitted to be given under this RSU Award Agreement or the RSU Terms and Conditions shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
International Flavors & Fragrances Inc.
521 W. 57th Street
New York, New York 10019
Attn: Chief Human Resources Officer
If to the Participant:
To the last address delivered to the Company by the Participant in the manner set forth herein.

INTERNATIONAL FLAVORS & FRAGRANCES INC.
2021 STOCK AWARD AND INCENTIVE PLAN
ADDENDUM TO NON-EMPLOYEE DIRECTOR
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

In addition to the terms of the International Flavors & Fragrances Inc. 2021 Stock Award and Incentive Plan, as it may be amended from time to time (the “Plan”), the Restricted Stock Unit (“RSU”) Award Agreement, and the RSU Terms and Conditions, the RSUs are subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”) to the extent the Participant resides and/or is employed in one of the countries addressed herein. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan, the RSU Award Agreement and the RSU Terms and Conditions. To the extent the Participant relocates the Participant’s residence to another country, the additional terms and conditions as set forth for such country (if any) shall also apply to the RSUs to the extent the Company determines, in its sole discretion, that the application of such provisions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

GERMANY

No country-specific provisions.

ISRAEL
1.Type of Grant. The RSUs are not intended to qualify for favorable tax treatment in Israel under Section 102 of the Income Tax Ordinance (New Version) – 1961.